UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 ____________________________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 9, 2011
Date of Report (date of earliest event reported)
Copart, Inc.
(Exact name of Registrant as specified in its charter)
California	0-23255	94-2867490
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
4665 Business Center Drive Fairfield, California 94534
(Address of principal executive offices)
(707) 639-5000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communication pursuant to Rule 425 under Section Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

INFORMATION INCLUDED IN THIS REPORT

Section 5 — Corporate Governance and Management

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

David Bauer, our Senior Vice President of Corporate Development, resigned his employment with the Company effective March 9, 2011.  Mr. Bauer began his employment with the Company in 1995, serving as our Senior Vice President of Management Information Systems until 2009. During the tenure of his employment, Mr. Bauer made important contributions toward the growth and success of the Company.

In connection with the resignation, we entered into a severance agreement and release of claims with Mr. Bauer. Under the terms of the severance agreement and following approval by the compensation committee of our board of directors, we agreed to accelerate the vesting of unvested stock options to acquire a total of 55,788 shares held by Mr. Bauer under the following stock option grants:

Grant Date	Total Shares	Vested Shares	Unvested Shares	Exercise Price
Sept. 28, 2007	50,000	30,679	19,321	$34.39
Sept. 25, 2009	50,000	13,533	36,467	$32.86

As a result of the vesting acceleration referenced above, all stock options held by Mr. Bauer are now fully vested and will expire no later than June 9, 2011 if not exercised.

In addition to the benefits described above, the severance agreement provides for a release by Mr. Bauer of any claims against Copart and its officers, directors, employees, managers, agents, representatives and subsidiaries relating to his employment with Copart or the termination of his employment with Copart. The severance and release agreement is subject to a revocation period, and Mr. Bauer has agreed that he may not exercise any of the accelerated options prior to the expiration of the revocation period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2011

Copart, Inc.

By:  /s/ Paul A. Styer

Paul A. Styer

Senior Vice President, General Counsel and Secretary